                            STOCK OPTION AGREEMENT
                         (MCKESSON CORPORATION SHARES)

     THIS STOCK OPTION AGREEMENT (this "AGREEMENT"), dated October 17, 1998, between McKesson Corporation, a Delaware corporation ("Issuer"), and HBO & Company, a Delaware corporation ("Grantee"),

                             W I T N E S S E T H:

     WHEREAS, Grantee, Issuer, and McKesson Merger Sub, Inc., a wholly-owned subsidiary of Issuer, have entered into an Agreement and Plan of Merger, dated as of October 17, 1998 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Grantee, such that Grantee will become a wholly-owned subsidiary of Issuer, and stockholders of Grantee will become stockholders of Issuer (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1.  Grant of Option.  Issuer hereby grants to Grantee an unconditional,
         ---------------
irrevocable option (the "Option") to purchase, subject to the terms hereof, Nineteen Million Seven Hundred Fifty Nine Thousand Seven Hundred Seventeen (19,759,717) shares of fully paid and nonassessable common stock of the Issuer, par value $.01 per share ("Common Stock"), equal to 19.9% of the shares of Common Stock outstanding as of the date hereof, together with any associated purchase rights (the "Rights") under the Rights Agreement, dated as of October 21, 1994, as amended from time to time, between Issuer and First Chicago Trust Company (references to shares purchasable upon exercise of the Option shall be deemed to include the associated Rights), at a purchase price of $88.6875 per share of Common Stock as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "Option Price").

     2.  (a)  Exercise of Option.  Grantee may exercise the Option, in whole or
              ------------------
part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) on or prior to the last date of the 12-month period following such Triggering Event (the "Option Expiration Date").


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

          (b)  Option Termination Event. The term "Option Termination Event"
               ------------------------
shall mean any of the following events: (i) the Effective Time of the Merger;
(ii) termination of the Merger Agreement by either party pursuant to Section 7.1(b)(iv) of the Merger Agreement, whether or not such termination occurs prior to the occurrence of a Triggering Event, provided that the matter giving rise to the order, decree, ruling or other action providing the basis for termination under Section 7.1(b)(iv) shall not have been initiated by Issuer; or (iii) termination of the Merger Agreement by either party pursuant to any other provision of the Merger Agreement if such termination occurs prior to the occurrence of a Triggering Event; or (iv) 12 months after the first occurrence of a Triggering Event.

          (c)  Triggering Event. The term "Triggering Event" shall mean any
               ----------------
event that would entitle either party to terminate the Merger Agreement and permit Grantee to receive any fee from Issuer pursuant to Section 7.2 of the Merger Agreement.

          (d)  Notice of Triggering Event. Issuer shall notify Grantee promptly
               --------------------------
in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

          (e)  Notice of Exercise; Closing. In the event Grantee is entitled to
               ---------------------------
and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Closing Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have been rescinded. In the event (x) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares (as hereinafter defined) will not be issued or granted, (y) a Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval or (z) Grantee shall have the right pursuant to the last sentence of subsection (d) of Section 7 or subsection (f) of Section 7 to exercise the Option, Grantee shall nevertheless


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

be entitled to exercise its right as set forth in Section 7.

          (f)  Purchase Price. At the Closing referred to in subsection (e) of
               --------------
this Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

          (g)  Issuance of Common Stock. At such Closing, simultaneously with
               ------------------------
the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (h)  Legend. Certificates for Common Stock delivered at a Closing
               ------
hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) and both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i)  Record Holder; Expenses.  Upon the Closing, Grantee shall be
               -----------------------
deemed to be the holder of record of the shares of Common Stock issuable upon such exercise,


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

notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

     3.   Reservation of Shares.  Issuer agrees: (i) that it shall at all times
          ---------------------
maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods in 15 U.S.C. Section 18a the rules and regulations thereunder) in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     4.   Lost Options.  Upon receipt by Issuer of evidence reasonably
          ------------
satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     5.   Adjustment upon Changes in Capitalization.  The number of shares of
          -----------------------------------------
Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

          (a) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (other than by reason of subsection (b) of this Section 5), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 19.9% of the number of such shares of Common Stock then issued and outstanding.

          (b) In the event of any change in Common Stock by reason of stock dividends, other dividends on the Common Stock payable in securities or other property (other than regular cash dividends), stock splits, merger, recapitalization, combinations, subdivisions,


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

conversions, exchanges of shares or other similar transactions, then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

          (c) Whenever the number of shares of outstanding Common Stock changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

     6.   Registration Rights.
          -------------------

          (a) In the event that the Grantee shall desire to sell any of the shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") within two years after the purchase of such Option Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to Issuer and its counsel, registration of such Option Shares under the Securities Act, Issuer will cooperate with the Grantee and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that Issuer shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of Issuer, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Issuer or any other material transaction involving the Issuer.

          (b) If the Common Stock is registered pursuant to the provisions of this Section 6, the Issuer agrees (i) to furnish copies of the registration statement and the prospectus relating to the Option Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 90 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. Issuer shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Issuer, except


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

that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the Option Shares sold by the Grantee. Issuer shall indemnify and hold harmless Grantee, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any alleged untrue statement contained or incorporated by reference in, and alleged omission to state a material fact required to be contained in, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any such untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. Issuer shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any such statements contained or incorporated by reference in, and alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

     7.   Repurchase of Option and Option Shares.  (a)  Within ten business days
          --------------------------------------
following the occurrence of a Repurchase Event (as defined below), Issuer shall
(i) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Alternative Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from Grantee at a price (the "Option Share Repurchase Price") equal to the Alternative Transaction Price multiplied by the number of Option Shares then held by Grantee. The term "Alternative Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Alternative Transaction or, in the event of sale of assets of Issuer, the last per share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Alternative Transaction shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

          (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of


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

Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase such number of the Option Shares from Grantee as Grantee shall designate at the Option Share Repurchase Price.

          (c) Grantee may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days, after the last to occur of (i) the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, (ii) receipt of a notice of election under this Section 7(c) or (iii) the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable Law.

          (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after receipt of a notice of election to repurchase pursuant to Section 7(c) is prohibited under applicable Law, from delivering to Grantee, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee, may revoke its notice of election for repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and
(ii) deliver to Grantee, as appropriate, either (a) a new agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date a notice described in the first sentence of this subsection (d) is filed by Issuer, or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (e) The term "Repurchase Event" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Alternative Transaction (as so defined in Section 7.2(b) of the Merger Agreement).


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

          (f) Notwithstanding anything to the contrary in Sections 2(a) and 2(e), if the Grantee delivers a notice under Section 7(b) specifying that (i) such notice relates to an anticipated Repurchase Event under Section 7(e), and is based on the Issuer's public announcement of the execution of an agreement providing for an Alternative Transaction, such notice shall be deemed to constitute an election to exercise the Option, as to the number of Option Shares not theretofore purchased pursuant to one or more prior exercises of the Option, on the fifth business day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a Closing shall occur with respect to such unpurchased Option Shares in accordance with
Section 2(e) on such fifth business day (or such later date as determined pursuant to the proviso in the first sentence of Section 2(e)).

          8.   Representations and Warranties of the Issuer.  Issuer hereby
               --------------------------------------------
represents and warrants to Grantee as follows:

               (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

               (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

               (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the charter or by-laws of Issuer or any Issuer subsidiary or subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a material adverse effect (as defined in the Merger Agreement).

               (d) The Issuer has taken, and will in the future take, all steps necessary


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

to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

          9.   Assignment of Option by Grantee.  Neither of the parties hereto
               -------------------------------
may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

          10.  Limitation of Grantee Profit.  (a)  Notwithstanding any other
               ----------------------------
provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $220,000,000.00 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 10(a) at the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by The New York Stock Exchange for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $220,000,000.00), (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $220,000,000.00 after taking into account the foregoing actions.

               (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder or to Issuer pursuant to this Agreement, and (iii) the amount received by Grantee pursuant to Section 7.2 of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Issuer pursuant to this Section 10 plus the value of the Option Shares theretofore delivered to the Issuer for cancellation pursuant to this Section 10.

               (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 7.2 of the Merger Agreement; provided that if Total Profit received by Grantee would exceed $220,000,000.00 following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 10(a) within 5 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or, any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement.

               (d) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $220,000,000.00. "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing sales price for Common Stock as of the close of business on the preceding trading day.

          11.  First Refusal.  At any time after the first occurrence of a
               -------------
Triggering Event and prior to the later of (a) the expiration of 18 months immediately following the first purchase of shares of Common Stock pursuant to the Option and (b) the Option Termination Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 20 business days of the receipt by Issuer of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to, the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 11 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

          12.  Voting.  For a period of 18 months from the date of exercise of
               ------
the Option, so long as Grantee beneficially owns any Option Shares, Grantee agrees to (a) be present, in person or represented by proxy, at all stockholder meetings of Issuer, so that all Option Shares beneficially owned by Grantee may be counted for the purpose of determining the presence of a quorum at such meetings, and (b) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to shareholders for a vote, in the same proportion as shares of Common Stock are voted by shareholders unaffiliated with Grantee.

          13.  Application for Regulatory Approval.  Each of Grantee and Issuer
               -----------------------------------
will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on The New York Stock Exchange upon official notice of issuance.

          14.  Specific Performance.  The parties hereto acknowledge that
               --------------------
damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          15.  Separability of Provisions.  If any term, provision, covenant or
               --------------------------
restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

          16.  Notices.  All notices, claims, demands and other communications
               -------
hereunder shall be deemed to have been duly given or made when delivered in person, by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

          17.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          18.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

          19.  Expenses.  Except as otherwise expressly provided herein or in
               --------
the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          20.  Entire Agreement.  Except as otherwise expressly provided herein
               ----------------
or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          21.  Further Assurances.  In the event of any exercise of the Option
               ------------------
by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

          IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              MCKESSON CORPORATION


                              By:/s/ Mark A. Pulido
                                 -------------------------------------
                                 Mark A. Pulido,
                                 President and Chief Executive Officer



                              HBO & COMPANY


                              By:/s/ Jay P. Gilbertson
                                 -------------------------------------
                                 Jay P. Gilbertson,
                                 President, Co-Chief Operating Officer
                                 and Chief Financial Officer